Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Announces Collaboration with Neurocrine Biosciences Achieves $10.0 Million Regulatory Milestone

Phase 2 Clinical Trial to Evaluate NBI-921352 for the Treatment of Focal-Onset Seizures in Adults
Anticipated in 2021

BURNABY, British Columbia, September 8, 2021 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today announced that its collaboration to develop treatments for epilepsy with Neurocrine Biosciences, Inc. (Nasdaq: NBIX) achieved a regulatory milestone with the approval of a clinical trial application (CTA) in Europe, triggering an aggregate payment of $10.0 million to Xenon.

Mr. Ian Mortimer, Xenon’s President and Chief Executive Officer stated, “This $10 million regulatory milestone from our collaboration with Neurocrine Biosciences marks a significant achievement. We look forward to Neurocrine Biosciences initiating a Phase 2 clinical trial for NBI-921352 for the treatment of focal-onset seizures in adults later this year.  In addition, Neurocrine Biosciences also expects to initiate a Phase 2 clinical trial in adolescent patients with SCN8A developmental and epileptic encephalopathy in the second half of 2021. Ultimately, our hope is that this partnership will result in new treatments to benefit the lives of people with epilepsy.”

Based on the regulatory approval of a CTA in Europe for NBI-921352 for focal-onset seizures in adults, Xenon will receive an aggregate of $10.0 million from Neurocrine Biosciences in the form of a $4.5 million payment in cash and a $5.5 million equity investment at a Xenon per share price of $19.9755, calculated as a 15% premium to Xenon’s 30-day trailing volume weighted average price.

About the Collaboration Between Xenon and Neurocrine Biosciences

Xenon has an ongoing collaboration with Neurocrine Biosciences to develop treatments for epilepsy. Neurocrine Biosciences has an exclusive license to XEN901, now known as NBI-921352, a clinical stage selective Nav1.6 sodium channel inhibitor with potential in SCN8A developmental and epileptic encephalopathy (SCN8A-DEE) and other forms of epilepsy. The FDA has provided feedback on an Investigational New Drug (IND) application submitted by Neurocrine Biosciences in support of a Phase 2 clinical trial in SCN8A-DEE patients. Based on this feedback, Neurocrine Biosciences anticipates initiating a Phase 2 clinical trial in adolescent patients (aged 12 years and older) with SCN8A-DEE in the second half of 2021, and the trial protocol will be amended to include younger pediatric patients (aged 2-11 years) with SCN8A-DEE as soon as the FDA has reviewed and approved additional non-clinical information. Upon FDA acceptance of a protocol amendment for NBI-921352 in pediatric patients (aged 2-11 years) with SCN8A-DEE, Xenon is eligible to receive an aggregate payment of $15.0 million in the form of 45% cash and a 55% equity investment in Xenon at a 15% premium to Xenon’s 30-day trailing volume weighted average price at that time. In parallel, Neurocrine Biosciences is advancing clinical plans to develop NBI-921352 for the treatment of focal-onset seizures in adults and expects to initiate a Phase 2 clinical trial in 2021.

About Xenon Pharmaceuticals Inc.

We are a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of and results from clinical trials and pre-clinical development activities, including those related to NBI-921352 and other partnered and proprietary product candidates; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of NBI-921352 and other partnered and proprietary product candidates; the anticipated timing of IND, or IND-equivalent, submissions and the initiation of future clinical trials for NBI-921352 and other partnered and proprietary product candidates; the efficacy of our clinical trial designs; the timing and results of our and our collaborators’ interactions with regulators; our ability to successfully develop and achieve milestones in our NBI-921352 program with Neurocrine Biosciences and other partnered and proprietary programs; the progress and potential of our other ongoing development programs; the potential receipt of milestone payments and royalties from Neurocrine Biosciences and our other collaborators; and the timing of potential publication or presentation of future clinical data. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; regulatory agencies may be delayed in reviewing, commenting on or approving any of our or our collaborators’ clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; impact of new or changing laws and regulations; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Maria McClean
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com